EXHIBIT 5.1

January 30, 2004

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Suite 1800

Las Vegas, NV 89109

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 11,500,000 shares of the Company’s common stock, $0.10 par value per share (the “Shares”) pursuant to a prospectus supplement dated January 27, 2004 (the “Prospectus Supplement”), relating to the Company’s Registration Statement on Form S-3, Registration No. 333-90426 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In our capacity as counsel to the Company in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner

Pinnacle Entertainment, Inc.

January 30, 2004

contemplated by the Prospectus Supplement and the Registration Statement (each as amended and supplemented through the date of issuance), will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/    Irell & Manella LLP

IRELL & MANELLA LLP